Exhibit 99.1

NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Announces Resignation of Board Member John Schweitzer

JACKSONVILLE, Fla. (January 24, 2020) – Regency Centers Corporation (NASDAQ: REG; “Regency” or the “Company”) announced today that John C. Schweitzer has tendered his resignation from its Board of Directors effective immediately. Mr. Schweitzer’s decision to resign was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

Commenting on his departure Mr. Schweitzer stated, “Serving on Regency’s board has been an honor and a privilege. My fellow directors are a uniquely talented group as well as Regency’s outstanding team that is top of the line in the sector. Regency is well positioned for a long future of success.”

“We want to thank John for his many years of service to Regency,” stated Martin E. “Hap” Stein, Jr., Executive Chairman. Mr. Schweitzer has held many board positions over his tenure including Lead Independent Director as well as his most recent roles as chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Stein continued, “His tremendous contributions were invaluable in Regency’s growth and successes over the years. All of us will miss his wise counsel and leadership and wish him all the best.”

About Regency Centers Corporation

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.